SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

DONEGAL GROUP INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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DONEGAL GROUP INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 21, 2005
To the Stockholders of
DONEGAL GROUP INC.:
      The annual meeting of stockholders of Donegal Group Inc. will be held at 10:00 a.m., local time, on Thursday, April 21, 2005, at our offices, 1195 River Road, Marietta, Pennsylvania 17547. At our annual meeting, our stockholders will act on the following matters:

1. Election of three Class A directors, each for a term of three years and until their respective successors have been elected;

2. Approval of a proposal to amend our 2001 Equity Incentive Plan for Employees to increase the maximum number of shares of our Class A common stock for which options may be granted under the Plan by an additional 1,000,000 shares and increasing the limit on the number of share for which options may be granted to an individual in any one year from 100,000 shares to 200,000 shares; and

3. Any other matter that properly comes before our annual meeting.
      All stockholders of record as of the close of business on February 28, 2005 are entitled to vote at our annual meeting.
      Our 2004 Annual Report to Stockholders, which is not part of our proxy soliciting material, is being mailed to stockholders together with this Notice.
      It is important that your shares be voted at our annual meeting. Please complete, sign and return the enclosed proxy card in the envelope provided whether or not you expect to attend our annual meeting in person.

By order of our board of directors,

Donald H. Nikolaus,
President and Chief Executive Officer
March 23, 2005
Marietta, Pennsylvania

DONEGAL GROUP INC.
PROXY STATEMENT
      This proxy statement contains information relating to the annual meeting of stockholders of Donegal Group Inc. to be held on Thursday, April 21, 2005, beginning at 10:00 a.m., at our offices, 1195 River Road, Marietta, Pennsylvania 17547 and at any adjournment, postponement or continuation of the annual meeting. This proxy statement and the accompanying proxy are first being mailed to stockholders on or about March 23, 2005. Unless the context indicates otherwise, all references in this proxy statement to “we,” “us,” “our” or the “Company” mean Donegal Group Inc. and its insurance subsidiaries and all references to the “Mutual Company” refer to Donegal Mutual Insurance Company.
      None of the share information contained in this proxy statement gives effect to the 4-for-3 stock split of our Class A common stock and our Class B common stock declared by our board of directors on February 17, 2005 and to be effected in the form of a 33 1/3% stock dividend. The shares of Class A common stock and Class B common stock constituting the stock dividend will be distributed on March 28, 2005 to stockholders of record at the close of business on March 1, 2005.

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ii

ABOUT OUR ANNUAL MEETING
What is the purpose of our annual meeting?
      At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of three Class A directors and the approval of an amendment to our Equity Incentive Plan. In addition, our management will report on our performance during 2004 and respond to appropriate questions from stockholders.
VOTING
Who is entitled to vote at our annual meeting?
      Holders of Class A common stock and Class B common stock of record at the close of business on the record date, February 28, 2005, are entitled to receive notice of and to vote at our annual meeting, and any adjournment, postponement or continuation of our annual meeting.
What are the voting rights of our stockholders?
      We have two classes of stock outstanding: Class A common stock and Class B common stock. As of the record date, 10,323,204 shares of Class A common stock were outstanding, each of which is entitled to one-tenth of a vote with respect to each matter to be voted on at our annual meeting, and 3,136,678 shares of Class B common stock were outstanding, each of which is entitled to one vote with respect to each matter to be voted on at our annual meeting. Therefore, the holders of Class A common stock will be entitled to cast a total of 1,032,320 votes and the holders of Class B common stock will be entitled to cast a total of 3,136,678 votes, resulting in a total of 4,168,998 votes entitled to be cast at our annual meeting.
      As of the record date, the Mutual Company owned 4,315,060 shares, or 41.8%, of our outstanding Class A common stock and 2,058,750 shares, or 65.6%, of our outstanding Class B common stock, and therefore will have the right to cast 59.7% of the votes entitled to be cast at our annual meeting. The Mutual Company has advised us that it will vote its shares for the election of Robert S. Bolinger, Patricia A. Gilmartin and Philip M. Glatfelter, II as Class A directors and for approval of an amendment to our 2001 Equity Incentive Plan for Employees, which we refer to in this proxy statement as our Equity Incentive Plan. Therefore, Ms. Gilmartin and Messrs. Bolinger and Glatfelter will be elected as Class A directors and the amendment to our Equity Incentive Plan will be approved, irrespective of the votes cast by our stockholders other than the Mutual Company.
Who can attend our annual meeting?
      All stockholders as of the record date, or their duly appointed proxies, may attend our annual meeting. Even if you currently plan to attend our annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend our annual meeting.
      If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at our annual meeting.
What constitutes a quorum?
      The presence at our annual meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast by the holders of our Class A common stock and our Class B common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at our annual meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares present at our annual meeting.

How do I vote?
      If you or your duly authorized attorney-in-fact complete, properly sign and return the accompanying proxy card to us, it will be voted as you direct. If you are a registered stockholder and attend our annual meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at our annual meeting will need to obtain a signed proxy from the institution that holds their shares.
May I change my vote after I return my proxy card?
      Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be revoked if you attend our annual meeting in person and request that your proxy be revoked, although attendance at our annual meeting by itself will not revoke a previously granted proxy.
How do I vote my 401(k) plan shares?
      If you participate in the Mutual Company’s 401(k) Plan, you may vote the number of shares of Class A common stock and Class B common stock equivalent to the interests in Class A common stock and Class B common stock credited to your account as of the record date. You may vote by instructing Putnam Fiduciary Trust Company, the trustee of the plan, pursuant to the instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions provided that they are received by April 16, 2005.
      If you do not send instructions, the share equivalents credited to your plan account will be voted by the trustee in the same proportion that it votes share equivalents for which it did receive timely instructions.
      You may also revoke previously given voting instructions by April 16, 2005 by filing with the trustee either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.
What are Our Board’s recommendations?
      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of our board of directors. Our board of directors recommends a vote for election of the persons nominated for election as Class A directors (see pages 8 through 17) and for approval of the amendment to our Equity Incentive Plan (see pages 18 through 22).
What vote is required?
      Election of Class A Directors. The three persons receiving the highest number of “FOR” votes cast by the holders of our Class A common stock and our Class B common stock for election as Class A directors, voting together as a single class, will be elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although the proxy will be counted for purposes of determining whether a quorum is present. We do not permit cumulative voting in the election of directors.
      Other Matters. The affirmative vote of a majority of the votes entitled to be cast by the holders of our Class A common stock and our Class B common stock whose shares are represented at our annual meeting in person or by proxy, voting together as a single class, will be required to approve the amendment to our Equity Incentive Plan and any other matter that properly comes before our annual meeting. As of March 23, 2005, we do not anticipate that any other matter will be properly brought before our annual meeting. Abstentions and shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owner of or person otherwise entitled to vote the shares and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, are considered shares of stock outstanding and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention or broker non-vote will therefore have the practical effect of voting against approval of the proposal to approve the amendment to our Equity Incentive Plan and any other matter that properly comes before our annual meeting because each abstention and broker non-vote will not represent a vote for approval of the proposal.
      If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of our board, i.e., for the election of our nominees for Class A directors and for the proposal to approve the amendment to our Equity Incentive Plan.
Who will pay the costs of soliciting proxies on behalf of our board of directors?
      We are making this solicitation and will pay the cost of soliciting proxies on behalf of our board of directors, including expenses of preparing and mailing this proxy statement. In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person or by telephone by our regular officers and employees, none of whom will receive special compensation for such services. Upon request, we will also reimburse brokers, nominees, fiduciaries and custodians and persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.
STOCK OWNERSHIP
Who are the largest owners of our stock?
      The following table identifies each person whom we know owns beneficially more than 5% of our outstanding Class A common stock or Class B common stock and states the percentage of total votes entitled to be cast by each. All information is as of February 28, 2005.

	Class A		Class B
	Shares	Percent of	Shares	Percent of
Name of Individual or	Beneficially	Class A	Beneficially	Class B	Percent of
Identity of Group	Owned	Common Stock	Owned	Common Stock	Total Votes

Donegal Mutual Insurance Company	4,315,060	41.8%	2,058,750	65.6%	59.7%
1195 River Road
Marietta, PA 17547
Wells Fargo & Company(1)	867,226	8.4	—	—
420 Montgomery Street
San Francisco, CA 94014

(1)	As reported in a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) by Wells Fargo & Company on behalf of its subsidiaries, Wells Capital Management Incorporated and Wells Fargo Bank, National Association.

How much of our stock do our directors and executive officers own?
      The following table shows the amount and percentage of our outstanding Class A common stock and Class B common stock beneficially owned by each director, each executive officer named in the Summary Compensation Table and all of our executive officers and directors as a group as of February 28, 2005, as well as the percentage of total votes entitled to be cast by them by reason of that beneficial ownership.

			Percent of	Class B	Percent of
	Class A Shares		Class A	Shares	Class B
	Beneficially		Common	Beneficially	Common	Percent of
Name of Individual or Identity of Group	Owned(1)		Stock(2)	Owned(1)	Stock(2)	Total Votes

Directors:
Donald H. Nikolaus	356,175	(3)	3.4%	104,071	3.3%	3.3%
Robert S. Bolinger	5,666	(11)	—	816	—	—
Patricia A. Gilmartin	5,452	(11)	—	709	—	—
Philip H. Glatfelter, II	7,766	(11)	—	1,843	—	—
John J. Lyons	21,359	(4)	—	500	—	—
R. Richard Sherbahn	4,849	(11)	—	381	—	—
Richard D. Wampler, II	175		—	—	—	—
Executive Officers(5):
Ralph G. Spontak	89,321	(6)	—	4,649	—	—
Robert G. Shenk	53,219	(7)	—	3,096	—	—
Cyril J. Greenya	29,884	(8)	—	462	—	—
Daniel J. Wagner	10,354	(9)	—	94	—	—
All directors and executive officers as a group (11 persons)	584,315	(10)	5.5%	116,621	3.7%	4.2%

(1)	Information furnished by each individual named. This table includes shares that are owned jointly, in whole or in part, with the person’s spouse, or individually by his or her spouse.

(2)	Less than 1% unless otherwise indicated.

(3)	Includes 200,000 shares of Class A common stock that Mr. Nikolaus has the option to purchase under stock options granted by us that are currently exercisable.

(4)	Includes 8,334 shares of Class A common stock Mr. Lyons has the option to purchase under stock options granted by us that are currently exercisable.

(5)	Excludes executive officers listed under “Directors.”

(6)	Includes 70,000 shares of Class A common stock that Mr. Spontak has the option to purchase under stock options granted by us that are currently exercisable.

(7)	Includes 45,000 shares of Class A common stock that Mr. Shenk has the option to purchase under stock options granted by us that are currently exercisable.

(8)	Includes 28,333 shares of Class A common stock that Mr. Greenya has the option to purchase under stock options granted by us that are currently exercisable.

(9)	Includes 10,000 shares of Class A common stock that Mr. Wagner has the option to purchase under stock options granted by us that are currently exercisable.

(10)	Includes 375,003 shares of Class A common stock purchasable upon the exercise of options granted under stock options granted by us that are currently exercisable.

(11)	Includes 3,334 shares of Class A common stock the director has the option to purchase under stock options granted by us that are currently exercisable.

Section 16(a) beneficial ownership reporting compliance
      Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that our officers and directors, as well as persons who own 10% or more of a class of our equity securities, file reports of their ownership of our securities, as well as statements of changes in such ownership, with us and the SEC. Based upon written representations received by us from our officers, directors and 10% or greater stockholders, and our review of the statements of beneficial ownership changes filed with us by our officers, directors and 10% or greater stockholders during 2004, we believe that all such filings required during 2004 were made on a timely basis.
Our relationship with the Mutual Company
      The Mutual Company owns approximately 41.8% of our Class A common stock and approximately 65.6% of our Class B common stock. Our insurance operations are interrelated with the insurance operations of the Mutual Company and, while maintaining the separate corporate existence of each company, we conduct the insurance business of our subsidiaries together with the insurance business of the Mutual Company under the name “Donegal Insurance Group”. As such, we share the same business philosophy, management, employees and facilities as the Mutual Company and offer the same types of insurance products.
      We believe our relationship with the Mutual Company offers us a number of competitive advantages, including:

•	Facilitating our stable management, consistent underwriting discipline, external growth and long-term profitability.

•	Creating operational and expense synergies from the combined resources and operating efficiencies of the Mutual Company and us.

•	Enhancing our ability to affiliate with and, over a period of time, acquire other mutual insurance companies.

•	Producing more uniform and stable underwriting results from year to year than we could achieve on our own.

•	Giving Atlantic States Insurance Company (“Atlantic States”), our largest insurance subsidiary, the benefit of a larger underwriting capacity by reason of the pooling agreement between the Mutual Company and us.
      All our officers are also officers of the Mutual Company, four of our seven directors are directors of the Mutual Company and two of our executive officers are directors of the Mutual Company. We and the Mutual Company maintain a coordinating committee, which consists of two of our directors who are not directors of the Mutual Company and two of the directors of the Mutual Company who are not directors of us. Under our and the Mutual Company’s by-laws, any new agreement between the Mutual Company and us and any proposed change in any existing agreement between the Mutual Company and us must first be submitted for approval by our board of directors and the board of directors of the Mutual Company and, if approved, submitted to the coordinating committee for its approval. The proposed new agreement or change in an existing agreement will receive coordinating committee approval only if both of our coordinating committee members conclude that the new agreement or change in an existing agreement is fair to us and our stockholders and if both of the Mutual Company’s coordinating committee members conclude that the new agreement or change in an existing agreement is fair and equitable to the Mutual Company and its policyholders. The coordinating committee also reviews annually all of the transactions between the Mutual Company and us. The purpose of this provision is to protect the interests of our stockholders and the interests of the policyholders of the Mutual Company. The coordinating committee meets on an as-needed basis. Our members on the coordinating committee are Robert S. Bolinger and John J. Lyons.

      The Mutual Company’s members on the coordinating committee are John E. Hiestand and Frederick W. Dreher. Mr. Hiestand, age 66, has been a director of the Mutual Company since 1983, and has been a self-employed provider of insurance administrative services for more than five years. Mr. Dreher, age 64, has been a director of the Mutual Company since 1996, and has been a partner in the law firm of Duane Morris LLP since 1971. Mr. Dreher is also a director of Bay View Capital Corporation. Mr. Hiestand beneficially owns 2,246 shares of our Class A common stock and 488 shares of our Class B common stock. Mr. Dreher beneficially owns 19,006 shares of our Class A common stock and 4,291 shares of our Class B common stock. See “Election of Directors — Certain Transactions.”
      The Mutual Company provides the personnel for three of our five insurance subsidiaries, Atlantic States, Southern Insurance Company of Virginia (“Southern”) and Le Mars Insurance Company (“Le Mars”). Expenses are allocated to Southern and Le Mars according to a time allocation and estimated usage agreement, and to Atlantic States in relation to the relative participation of the Mutual Company and Atlantic States in the pooling agreement described below. Expenses allocated to us under the pooling agreement were $40,165,744 in 2004.
      We lease office equipment and automobiles to the Mutual Company. The Mutual Company made lease payments to us of $890,306 in 2004.
      The Mutual Company and Atlantic States participate in an underwriting pool, whereby both companies are allocated a given percentage of their combined underwriting results, excluding certain intercompany reinsurance assumed by the Mutual Company from our insurance subsidiaries. Atlantic States has a 70% share of the results of the pool and the Mutual Company has a 30% share of the results of the pool. All premiums, losses, loss adjustment expenses and other underwriting expenses are prorated among the Mutual Company and Atlantic States on the basis of their respective participation in the pool. The pooling agreement may be amended or terminated at the end of any calendar year by agreement of the parties, subject to approval by the boards of directors of the Mutual Company and Atlantic States and by the coordinating committee. The allocations of pool participation percentages between the Mutual Company and Atlantic States are based on the pool participants’ relative amounts of capital and surplus, expectations of future relative amounts of capital and surplus and our ability to raise capital for Atlantic States. Additional information describing the pooling agreement is contained in our 2004 Annual Report to Stockholders.
      In addition to the pooling agreement and third-party reinsurance, our insurance subsidiaries have various on-going reinsurance agreements with the Mutual Company. These agreements include:

•	catastrophe reinsurance agreements with each of our insurance subsidiaries;

•	an excess of loss reinsurance agreement with Southern;

•	a workers’ compensation reallocation agreement with Southern; and

•	a 100% retrocessional agreement with Southern and Le Mars.
      The excess of loss and catastrophe reinsurance agreements are intended to lessen the effects of a single large loss, or an accumulation of smaller losses arising from one event, to levels that are appropriate given each subsidiary’s size, underwriting profile and surplus position.
      The Mutual Company and Southern have a workers’ compensation reallocation agreement whereby the results of the workers’ compensation business written by Southern as part of commercial accounts were reallocated to the Mutual Company to the extent that the workers’ compensation loss ratio of Southern exceeded the workers’ compensation loss ratio of our insurance subsidiaries and the Mutual Company.
      Southern and Le Mars have 100% retrocessional agreements with the Mutual Company that are intended to provide Southern and Le Mars with the same A.M. Best rating, currently A (Excellent), as the Mutual Company, a rating that Southern and Le Mars might not be able to achieve if this agreement were not in effect. The retrocessional agreements do not otherwise provide for pooling or reinsurance with or by the Mutual Company and do not transfer insurance risk.

      We own 48.1% and the Mutual Company owns 52.9% of Donegal Financial Services Corporation, the holding company for Province Bank FSB (“Province Bank”), a federal savings bank with offices in Marietta, Columbia and Lancaster, Pennsylvania. We and the Mutual Company conduct banking operations in the ordinary course of business with Province Bank.
      The Mutual Company and Province Bank are parties to a lease whereby Province Bank leases 3,600 square feet in one of the Mutual Company’s buildings located in Marietta, Pennsylvania from the Mutual Company, and Donegal Financial Services Corporation is a party to a lease with Province Bank whereby Province Bank leases 3,000 square feet of space in a building in Lancaster, Pennsylvania, in each case for an annual rent based on an independent appraisal. The Mutual Company and Province Bank are also parties to an Administrative Services Agreement whereby the Mutual Company is obligated to provide various human resources services, principally payroll and employee benefits administration, administrative support, facility and equipment maintenance services and purchasing, to Province Bank, subject to the overall limitation that the costs to be charged by the Mutual Company may not exceed the costs of independent vendors for similar services and further subject to annual maximum cost limitations specified in the Administrative Services Agreement.

ITEM 1 — ELECTION OF CLASS A DIRECTORS

Introduction
      The election of our directors by our stockholders is governed by the Delaware General Corporation Law, the Pennsylvania Insurance Holding Companies Act (the “Holding Companies Act”) and our By-laws. The following discussion summarizes these provisions and describes the process our Nominating Committee follows in connection with the nomination of candidates for election as directors by the holders of our Class A common stock and Class B common stock.

Background of Our Nominating Committee
      Section 1405(c)(4) of the Holding Companies Act provides that the board of directors of a domestic insurer or a company controlling a domestic insurer, which we are, shall establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer and who are not beneficial owners of a controlling interest in the voting stock of the insurer or any such entity, and that such committee or committees shall have responsibility for recommending the selection of the insurer’s independent certified public accountants, reviewing the insurer’s financial condition, the scope and results of the insurer’s independent audit and any internal audit, nominating candidates for election as directors by stockholders, evaluating the performance of officers deemed to be principal officers of the insurer and recommending to the insurer’s board of directors the selection and compensation of the principal officers.
      Section 3.17 of our by-laws is consistent with this statutory provision and provides that:

•	our board of directors shall annually appoint a nominating committee that shall consist of not fewer than two directors who are not our officers or employees of any entity controlling, controlled by or under common control with us and who are not beneficial owners of a controlling interest in us; and

•	the nominating committee shall, prior to each annual meeting of stockholders, determine and nominate candidates for election as directors by our stockholders.
      In accordance with these by-law provisions, on April 15, 2004 our board of directors appointed a nominating committee consisting of R. Richard Sherbahn and Philip H. Glatfelter. Neither Mr. Sherbahn nor Mr. Glatfelter is an executive officer of the Mutual Company or us or a beneficial owner of a controlling interest in the Mutual Company or us.

Nominating Procedures
      Under Section 2.3 of our by-laws, nominations of candidates for election as directors by our stockholders are to be made exclusively by our nominating committee. Our nominating committee will also consider director candidates recommended by stockholders in accordance with the advance notice procedures set forth in Section 2.3 of our by-laws. These procedures are described under “Stockholder Proposals” in this proxy statement. Our nominating committee may also consider director candidates proposed by our management. We have not utilized third-party executive search firms to identify candidates for director.
      With the exception of applicable regulations of the SEC, the listing application standards of the Nasdaq Stock Marketsm (“Nasdaq”) and the Holding Companies Act, our nominating committee does not have any specific minimum qualifications for candidates for election to our board of directors, and our nominating committee may take into account such factors as it deems appropriate. Our nominating committee examines the specific attributes of candidates for election to our board of directors and also considers the judgment, skill, diversity, business experience, the interplay of the candidate’s experience with the experience of the other members of our board of directors and the extent to which the candidate would contribute to the overall effectiveness of our board of directors.

      Our nominating committee utilizes the following process in identifying and evaluating candidates for election as members of our board of directors:

•	Evaluation of the performance and qualifications of the members of our board of directors whose term of office will expire at the forthcoming annual meeting of stockholders and determination of whether they should be nominated for re-election.

•	Consideration of the suitability of the candidates for election, including incumbent directors.

•	Review of the qualifications of any candidates proposed by stockholders in accordance with our by-laws, candidates proposed by management and candidates proposed by individual members of our board of directors.

•	After such review and consideration, our nominating committee meets and proposes a slate of candidates for election at the forthcoming annual meeting of stockholders.

Actions Taken by Our Nominating Committee
      Our nominating committee met on March 8, 2005 for the purpose of evaluating the performance and qualifications of the members of our board of directors and nominating candidates for election as directors by our stockholders at our annual meeting. After considering the performance and qualifications of the members of our board of directors during 2004, our nominating committee nominated the persons named below. On March 11, 2005, our board of directors accepted the report of our nominating committee and approved the nomination by our nominating committee of the persons named below.

Candidates for Election
      Our board of directors currently consists of seven members. Each director is elected for a three-year term and until his or her successor has been duly elected. The current three-year terms of our directors expire in the years 2005, 2006 and 2007, respectively.
      Three Class A directors are to be elected at our annual meeting. Unless otherwise instructed, the proxies solicited by our board of directors will be voted for the election of the three nominees named below. All three Class A nominees are currently directors.
      If any of the nominees becomes unavailable for any reason, the proxies intend to vote for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on our board of directors for any reason may be filled by a majority of our directors then in office until the expiration of the term of the class of directors in which the vacancy exists.
      Our Board of Directors recommends a vote FOR the election of the nominees named below.
      The names of the nominees for Class A director and the Class B directors and Class C directors who will continue in office after our annual meeting until the expiration of their respective terms, together with certain information regarding them, are as follows:
Directors Standing for Election
Class A Directors

		Director	Year Term
Name	Age	Since	Will Expire*

Robert S. Bolinger	68	1986	2008
Patricia A. Gilmartin	65	1986	2008
Philip H. Glatfelter, II	75	1986	2008

*	If elected at our annual meeting

Directors Continuing in Office
Class B Directors

		Director	Year Term
Name	Age	Since	Will Expire

Donald H. Nikolaus	62	1986	2006
Richard D. Wampler, II	64	2004	2006
Class C Directors

		Director	Year Term
Name	Age	Since	Will Expire

R. Richard Sherbahn	76	1986	2007
John J. Lyons	65	2001	2007
      Mr. Bolinger retired in 2001 as Chairman and Chief Executive Officer of Susquehanna Bancshares, Inc., a position he held since 1982.
      Mrs. Gilmartin has been an employee since 1969 of Donegal Insurance Agency, which has no affiliation with us, except that Donegal Insurance Agency receives insurance commissions in the ordinary course of business from our insurance subsidiaries and the Mutual Company in accordance with their standard commission schedules and agency contracts. Mrs. Gilmartin has been a director of the Mutual Company since 1979.
      Mr. Glatfelter retired in 1989 as a Vice President of Meridian Bank, a position he held for more than five years prior to his retirement. Mr. Glatfelter has been a director of the Mutual Company since 1981, was Vice Chairman of the Mutual Company from 1991 to 2001 and has been our Chairman of the Board and Chairman of the Board of the Mutual Company since 2001.
      Mr. Lyons has been President and Chief Operating Officer of Keefe Managers, Inc., a manager of private investment funds, since February 1999. In his capacity as a professional bank consultant, Mr. Lyons served (a) from September 1997 to February 1999 as President and Chief Executive Officer of Gateway American Bank of Florida, Fort Lauderdale, Florida, (b) from August 1996 to April 1997, as President and Chief Executive Officer of Regent National Bank, Philadelphia, Pennsylvania, (c) from April 1995 to August 1996, as President and Chief Executive Officer and a director of Monarch Savings Bank, FSB, Clark, New Jersey and (d) from December 1993 until April 1995, as President and Chief Executive Officer of Jupiter Tequesta National Bank, Tequesta, Florida. Mr. Lyons was Vice Chairman of Advest, Inc. during 1993 and from 1989 through 1993 was a member of its Board of Directors.
      Mr. Nikolaus has been President and Chief Executive Officer of the Mutual Company since 1981 and a director of the Mutual Company since 1972. He has been our President and Chief Executive Officer since 1986. Mr. Nikolaus also serves as the President and Chief Executive Officer of Province Bank and of each of our insurance subsidiaries. Mr. Nikolaus has been a partner in the law firm of Nikolaus & Hohenadel since 1972.
      Mr. Sherbahn has owned and operated Sherbahn Associates, Inc., a life insurance and financial planning firm, since 1974. Mr. Sherbahn has been a director of the Mutual Company since 1967.
      Richard D. Wampler, II is a certified public accountant and has been a principal in the accounting firm of Brown Schultz Sheridan & Fritz since October 1, 1998. For 28 years prior thereto, he was a partner in the accounting firm of KPMG LLP.
Corporate Governance
      The SEC has adopted regulations and Nasdaq has adopted changes to its listing qualification standards that became effective in 2004 and that relate to our corporate governance. Our board of directors has adopted new standards and practices in order to comply with those regulations that apply to us.

      We are a “controlled company” as defined in Rule 4350(c)(3) of Nasdaq’s listing qualification standards because the Mutual Company owns and holds more than 50% of our voting power. See “Stock Ownership.” Therefore, we are exempt from the requirements of Rule 4350(c) with respect to having:

•	a majority of the members of our board of directors be independent;

•	our compensation and nominating committees being comprised solely of independent directors;

•	the compensation of our executive officers being determined by a majority of our independent directors or a compensation committee comprised solely of independent directors; and

•	director nominees being selected or recommended for selection by our board of directors, either by a majority of our independent directors or by a nominating committee comprised solely of independent directors.
Our Board of Directors and Its Committees
      Our board of directors met seven times in 2004. Our board of directors has an executive committee, an audit committee, a nominating committee, a compensation committee and, together with the Mutual Company, a four-member coordinating committee.

Executive Committee
      Messrs. Nikolaus, Sherbahn and Glatfelter are the members of our executive committee. Our executive committee has the authority to take all action that can be taken by our full board of directors, consistent with Delaware law, between meetings of our Board of Directors. Our executive committee met 11 times in 2004.

Audit Committee
      Our audit committee consists of Messrs. Bolinger, Lyons and Wampler. Each member of our audit committee is independent within the meaning of the rules of Nasdaq and of the SEC. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), our audit committee has responsibility for:

•	the selection of our independent registered public accounting firm;

•	reviewing the scope and results of our audit by our independent registered public accounting firm;

•	reviewing related party transactions; and

•	reviewing the adequacy of our accounting, financial, internal and operating controls.
      Our audit committee met 11 times in 2004. Our audit committee operates pursuant to a written charter, the full text of which may be viewed on our website at: http://www.donegalgroup.com. Our audit committee reviews its charter annually.

Nominating Committee
      The members of our nominating committee are Messrs. Sherbahn and Glatfelter. Mr. Dreher, in his capacity as one of the Mutual Company’s coordinating committee members, consults with our nominating committee on behalf of the Mutual Company. Our by-laws are consistent with Section 1405(c)(4) of the Holding Companies Act and provide that our nominating committee has responsibility for:

•	identification of individuals believed to be qualified to become members of our board of directors and to recommend to our board of directors nominees to stand for election as directors;

•	identification of members of our board of directors qualified to serve on the various committees of our board of directors;

•	evaluation of the procedures and processes by which the committees of our board of directors conduct a self-evaluation of their performance; and

•	provision to our board of directors of an annual performance evaluation of our nominating committee.
      Our nominating committee met once in 2004. Our nominating committee operates pursuant to a written charter, the full text of which may be viewed on our website at http://www.donegalgroup.com. Our nominating committee reviews its charter annually.

Compensation Committee
      Our compensation committee consists of Messrs. Sherbahn and Glatfelter and met two times in 2004. Mr. Dreher, in his capacity as one of the Mutual Company’s coordinating committee members, consults with our compensation committee on behalf of the Mutual Company. Our by-laws are consistent with Section 1405(c)(4) of the Holding Companies Act and provide that our compensation committee has responsibility for:

•	the annual review of the compensation of our executive officers;

•	the provision of annual compensation recommendations to our board of directors for all of our officers;

•	the determination of employees who participate in our employee stock option plans and the provision of recommendations to our board of directors as to individual stock option grants; and

•	the general oversight of our employee benefit plans.
DIRECTOR - STOCKHOLDER COMMUNICATIONS
      Our stockholders may communicate with our board of directors through our Secretary. Stockholders who wish to communicate with any of our directors may do so by sending their communication in writing addressed to a particular director, or in the alternative, to “Non-management Directors” as a group, care of our Secretary at our headquarters, 1195 River Road, Marietta, Pennsylvania 17547. All such communications that are received by our Secretary will be promptly forwarded to the addressee or addressees set forth in the communication.
      We actively encourage our directors to attend our annual meetings of stockholders because we believe director attendance at our annual meetings provides our stockholders with an opportunity to communicate with the members of our board of directors. All of our directors attended our annual meeting of stockholders in 2004.
Compensation of Directors
      Our directors and the directors of the Mutual Company were paid an annual retainer of $22,000 in 2004. Directors who are members of committees received $250 in 2004 for each committee meeting attended. If a director serves on our board of directors and the board of directors of the Mutual Company, the director receives only one annual retainer. In such event, the retainer is allocated 30% to the Mutual Company and 70% to us.
      Pursuant to our 2001 Equity Incentive Plan for Directors (our “2001 Director Plan”), each of our directors and each director of the Mutual Company receives an annual restricted stock award of 175 shares of our Class A common stock, provided that the director served as a member of our board of directors or the board of directors of the Mutual Company during any portion of the preceding calendar year. The Mutual Company reimburses us for the cost of the options granted to directors of the Mutual Company who are not also our directors. Pursuant to our 2001 Director Plan, each of our outside directors and each outside director of the Mutual Company is also eligible to receive non-qualified options to purchase shares of our Class A common stock in an amount determined by our board of directors from time to time.

EXECUTIVE COMPENSATION
      The following table shows the compensation that we and the Mutual Company paid during each of the three fiscal years ended December 31, 2004 for services rendered in all capacities to our chief executive officer and our four other most highly compensated executive officers whose compensation exceeded $100,000 in our fiscal year ended December 31, 2004.
Summary Compensation Table

				Long-Term Compensation
	Annual Compensation(1)			Awards

				Restricted	Securities
				Stock	Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Options (#)	Compensation ($)

Donald H. Nikolaus,	2004	470,000	570,500	3,853	—	76,819	(2)
President and Chief	2003	430,000	368,500	1,881	150,000	43,744
Executive Officer	2002	390,000	172,512	1,822	—	77,039
Ralph G. Spontak,	2004	274,000	135,000	3,853	—	34,283	(2)
Senior Vice President, Chief	2003	264,000	98,000	1,881	45,000	30,884
Financial Officer and Secretary	2002	254,000	60,588	1,822	—	25,631
Robert G. Shenk,	2004	196,000	86,000	—	—	9,680	(2)
Senior Vice President, Claims	2003	188,000	70,000	—	30,000	12,969
	2002	180,000	37,594	—	—	11,603
Cyril J. Greenya,	2004	138,000	70,000	—	—	9,095	(2)
Senior Vice President,	2003	130,000	50,000	—	20,000	13,218
Commercial Underwriting	2002	125,000	26,277	—	—	7,408
Daniel J. Wagner,	2004	137,000	62,000	—	—	8,506	(2)
Vice President and Treasurer	2003	129,600	46,000	—	15,000	11,934
	2002	124,600	21,750	—	—	11,270

(1)	All compensation of our officers is paid by the Mutual Company. Pursuant to the terms of an intercompany allocation agreement between the Mutual Company and us, we are charged for 70% of all such compensation.

(2)	In the case of Mr. Nikolaus, the total shown also includes premiums of $3,564, $6,613 and $3,366 paid under a term life insurance policy during 2004, 2003 and 2002, respectively, and directors and committee meeting fees of $30,353, $25,131 and $22,650 during 2004, 2003 and 2002, respectively. In the case of Mr. Spontak, the total shown includes premiums of $1,242, $1,388 and $1,173 paid under a term life insurance policy during 2004, 2003 and 2002, respectively, and directors and committee meeting fees of $27,603, $21,881 and $18,450 during 2004, 2003 and 2002, respectively. In the case of Messrs. Shenk, Greenya and Wagner, the totals shown also include term life insurance premiums of $1,013, $1,295 and $299, respectively, during 2004, $969, $1,218 and $282, respectively, during 2003 and $603, $1,161 and $270, respectively, during 2002.

      During 2004, we did not grant any stock options to any of the persons named in the Summary Compensation Table.
      The following tables show information with respect to options exercised during the year ended December 31, 2004 and held on December 31, 2004 by the persons named in the Summary Compensation Table and the status of their options at December 31, 2004.
Options Exercised and Values for Fiscal Year 2004
Class A Common Stock

			Number of Securities		Value of Unexercised
			Underlying Options at		In-the-Money Options at
	Shares		Fiscal Year End		Fiscal Year End
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald H. Nikolaus	66,667	899,738	200,000	50,000	1,986,000	546,500
Ralph G. Spontak	26,666	359,884	70,000	15,000	685,100	163,950
Robert G. Shenk	16,667	226,438	45,000	10,000	441,850	109,300
Cyril J. Greenya	10,667	135,552	28,333	6,667	279,680	72,870
Daniel J. Wagner	16,667	156,160	10,000	5,000	109,300	54,650
Class B Common Stock

			Number of Securities		Value of Unexercised
			Underlying Options at		In-the-Money Options at
	Shares		Fiscal Year End		Fiscal Year End
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald H. Nikolaus	33,333	399,996	—	—	—	—
Ralph G. Spontak	13,333	178,129	—	—	—	—
Robert G. Shenk	8,333	109,746	—	—	—	—
Cyril J. Greenya	5,333	66,023	—	—	—	—
Daniel J. Wagner	3,333	41,263	—	—	—	—
CERTAIN TRANSACTIONS
      Donald H. Nikolaus, our President and a director and President and a director of the Mutual Company, is also a partner in the law firm of Nikolaus & Hohenadel. Such firm has served as general counsel to the Mutual Company since 1970 and to us since 1986, principally in connection with the defense of claims litigation arising in Lancaster, Dauphin and York counties. Such firm is paid its customary fees for such services. Those fees were $441,719 in 2004 and $337,743 in 2003.
      Patricia A. Gilmartin, a director and a director of the Mutual Company, is an employee of Donegal Insurance Agency, which has no affiliation with us except that Donegal Insurance Agency receives insurance commissions in the ordinary course of business from our subsidiaries and the Mutual Company in accordance with their standard commission schedules and agency contracts.
      Frederick W. Dreher, a director of the Mutual Company and one of the Mutual Company’s representatives on our coordinating committee, is a partner in the law firm of Duane Morris LLP, which represents us and the Mutual Company in certain legal matters. Such firm is paid its customary fees for such services. Those fees were $561,519 in 2004 and $710,589 in 2003.
      Most of our directors and officers are affiliated with the Mutual Company, our controlling stockholder, with whom we have a variety of inter-company agreements providing for, among other things, pooling of underwriting results and reinsurance and expense sharing. See “Stock Ownership — Our Relationship with the Mutual Company.”

REPORT OF OUR COMPENSATION COMMITTEE
      The following report of our compensation committee and the performance graph that immediately follows that report do not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing by us under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that we specifically incorporate the report or the performance graph by reference therein.
      Under the rules established by the SEC, we are required to provide certain information about the compensation and benefits provided to our Chief Executive Officer and our other executive officers listed in the Summary Compensation Table. The disclosure requirements as to those officers include the use of specified tables and a report of our compensation committee reviewing the factors that resulted in compensation decisions affecting these officers and our other executive officers. Our compensation committee has furnished the following report in fulfillment of the SEC’s requirements.
      Our compensation committee reviews our general compensation policies, including the compensation plans and compensation levels for our executive officers, and administers our equity incentive plans and our cash incentive compensation program in which our executive officers participate. No members of our compensation committee are former or current officers of ours, or have other interlocking relationships, as defined by the SEC.
      Compensation of our executive officers has two principal elements: (i) an annual portion, consisting of a base salary that is reviewed annually and cash bonuses based on our annual underwriting results, and (ii) a long-term portion, consisting of stock options. In general, our executive compensation programs have been designed to:

•	attract and retain executive officers who contribute to our long-term success;

•	motivate key senior officers to achieve strategic business objectives and reward them for the achievement of these objectives; and

•	support a compensation policy that differentiates in compensation amounts based on corporate and individual performance and responsibilities.
      A major component of our compensation policy, which has been approved by our compensation committee, is that a significant portion of the aggregate annual compensation of our senior officers should be based upon our annual underwriting results, the achievement of our other business and financial objectives and the contribution of the individual officer. For a number of years, we have maintained a cash incentive compensation program for our senior officers. This program provides a formula pursuant to which a fixed percentage of our underwriting results for the year is computed, as specified in the program, and then allocated on a discretionary basis among our senior officers selected to participate in the program for the particular year. The identity of our senior officers selected to participate in the program for the particular year as well as their participation in the amount determined by application of the fixed formula is based upon recommendations submitted by our executive officers to our compensation committee. Our compensation committee reviews those recommendations and fixes the percentage participation of our senior officers in the program. Because of our success in maintaining a better than industry average combined ratio, in 2004 we made the attainment of bonuses based on our underwriting performance more stringent and increased the bonus percentages. Our executive officers named in the Summary Compensation Table received total payments of $915,500 under our cash incentive compensation program for 2004, based on our combined ratio of 93.1% and our statutory underwriting gain of $17.6 million in 2004. Our executive officers named in the Summary Compensation Table received total payments of $632,500 under our cash incentive compensation program for 2003 based on our combined ratio of 95.0% and our statutory underwriting gain of $10.3 million in 2003. Because the payments under our cash incentive compensation plan reflect our underwriting results, our compensation committee believes that the amount of the incentive payments are tied directly to our performance.

      The principal factors we considered when we established our cash incentive compensation program were:

•	achievement of our long-term underwriting objectives; and

•	our long-term underwriting results compared to the long-term underwriting results of other property and casualty insurance companies.
      In determining the total compensation of Mr. Nikolaus as our Chief Executive Officer in 2004, our compensation committee conducted a subjective analysis of Mr. Nikolaus’ leadership and performance as well as the following objective factors:

•	our continued better-than-industry underwriting results evidenced by our statutory combined ratios of 98.0%, 93.8% and 91.0% for 2002, 2003 and 2004, respectively, compared to combined ratios of 106.0%, 100.1% and 97.6% for the industry;

•	the successful maintenance of our cost control program initiated in 1999, which has resulted in a GAAP expense ratio of 30.8% in 2004 compared to 36.6% in 1999;

•	our consistent organic growth with premiums earned of $185.8 million, $196.8 million and $266 million for 2002, 2003 and 2004, respectively;

•	the successful integration of Le Mars following our acquisition of all of its capital stock on January 1, 2004, which expanded our operations to Iowa, Nebraska, Oklahoma and South Dakota; and

•	the contribution made to our net income by The Peninsula Insurance Company and Peninsula Indemnity Company, which we acquired on January 1, 2004, which expanded our presence in the mid-Atlantic region.
      Our executive officers participate in our Equity Incentive Plan, under which stock options are granted from time to time at not less than the fair market value of our Class A common stock on the date of grant. The options typically vest over three years. The primary purpose of our Equity Incentive Plan is to provide an incentive for our long-term performance. These stock options provide an incentive for the creation of stockholder value over the long term because the full benefit of the options can be realized only if the price of our Class A common stock appreciates over time. No options were granted to our executive officers during 2004.
      Based upon all of the foregoing factors, our compensation committee believes the compensation of Mr. Nikolaus and our other executive officers was reasonable in view of:

•	our performance and the contribution of our executive officers to that performance in 2004; and

•	our performance in 2004 compared to our performance in 2003 and to the performance of other property and casualty insurance companies in 2004.

      Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to publicly held companies for compensation of more than $1.0 million paid to a company’s chief executive officer or any executive officer named in its Summary Compensation Table. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The policy of our compensation committee is to structure the compensation of our executive officers, including Mr. Nikolaus, to avoid the loss of the deductibility of any compensation, although Section 162(m) will not preclude our compensation committee from awarding compensation in excess of $1.0 million, if it should be warranted in the future. We believe that Section 162(m) will not have any effect on the deductibility of the compensation of Mr. Nikolaus and the other executive officers named in the Summary Compensation Table for 2004.

Submitted by:

Compensation Committee

R. Richard Sherbahn
Philip H. Glatfelter, II
March 8, 2005
Comparison of Total Return on Our
Common Stock with Certain Averages
      The following graph provides an indicator of cumulative total stockholder returns on our common stock compared to the Russell 2000 Index and a peer group of property and casualty insurance companies selected by Value Line, Inc. The members of the peer group are as follows: 21st Century Insurance Group, Acceptance Insurance Cos. Inc., ACE Limited, ACMAT Corp., Affirmative Insurance Holdings Inc., Allmerica Financial Corp., Allstate Corp., American Financial Group Inc., American Safety Insurance Holdings Ltd., Anthony Clark International Insurance Brokers Ltd., Argonaut Group Inc., Aspen Insurance Holdings Ltd., Assurant Inc., Baldwin & Lyons Inc., Bristol West Holdings Inc., Brooke Corp., Chubb Corporation, Cincinnati Financial Corporation, CNA Surety Corp., Cumberland Technologies, Inc., Donegal Group Inc., EMC Insurance Group Inc., Erie Indemnity Co., Everest Re Group Ltd., Fairfax Financial Holdings Ltd., Fidelity National Financial Inc., Gainsco Inc., Harleysville Group Inc., HCC Insurance Holdings Inc., Industrial Alliance Insurance Financial Services Inc., IPC Holdings Ltd, King Thomason Group Inc., Markel Corporation, Meadowbrook Insurance Group Inc., Mercer Insurance Group Inc., Merchants Group Inc., Mercury General Corporation, Midland Co., MIIX Group Inc., NCRIC Group Inc., Odyssey Re Holdings Corp., Ohio Casualty Corporation, Old Republic International Corp., PartnerRe Ltd., Penn-America Group Inc., Philadelphia Consolidated Holding Corp., PICO Holdings Inc., PMA Capital Corporation, PMI Mortgage Group Inc., ProCentury Corp., Progressive Corp., PXRE Group Ltd., RenaissanceRe Holdings Ltd., RLI Corporation, SAFECO Corporation, SCPIE Holdings, Inc., Selective Insurance Group, Inc., St. Paul Travelers Companies, Inc., State Auto Financial Corp., Sun Life Financial Services of Canada, Inc., Tower Group Inc., Transatlantic Holdings, Inc., U.S.I. Holdings Corp., United American Indemnity Ltd., United Fire & Casualty Company, W.R. Berkley Corp., XL Capital Ltd. and Zenith National Insurance Group.

Comparison of Five-Year Cumulative Total Return*
Donegal Group Inc., Donegal Group Inc. ‘A’**, Donegal Group Inc. ‘B’**, Russell 2000 Index and
Value Line Insurance (Prop/Casualty)
(Performance Results Through 12/31/04)
      Assumes $100 invested at the close of trading on 12/99 in the Russell 2000 Index, the Value Line Insurance (Property/Casualty) and Donegal Group Inc. common stock and gives effect to a one-for-three reverse split of the Company’s Class B common stock and issuance, as a dividend, of two shares of Class A common stock for each share of Class B common stock as of April 19, 2001. Assumes reinvestment of dividends.
  *Cumulative total return assumes reinvestment of dividends.
**As of April 19, 2001
ITEM 2 — AMENDMENT TO OUR EQUITY INCENTIVE PLAN
General
      Our board of directors adopted our Equity Incentive Plan in March 2001, and our stockholders approved it on April 19, 2001. The purpose of our Equity Incentive Plan is to further the growth, development and financial success of our subsidiaries by providing additional incentives to those officers and key employees who are responsible for our management and affairs, and those of our subsidiaries that will enable them to participate in the growth of our capital stock.
      Our Equity Incentive Plan permits the granting of options to purchase our Class A common stock, or Options, including Options intended to qualify as incentive stock options, or Incentive Stock Options, and Options not intended to so qualify, or Non-Qualified Stock Options, to our officers and key employees (“Optionees”) and those of our subsidiaries who are in positions in which their decisions, actions and counsel significantly impact upon our profitability and success and that of our subsidiaries. Our Equity Incentive Plan does not affect our right or that of our subsidiaries to terminate the employment of an employee.
      Our Equity Incentive Plan as currently in effect provides that the number of shares of our Class A common stock for which Options may be granted under our Equity Incentive Plan may not exceed 1,500,000 shares in the aggregate. If an Option expires or is terminated for any reason without having been fully exercised, the number of shares subject to an Option that has expired or otherwise been terminated may again be made subject to an Option under our Equity Incentive Plan. Appropriate adjustments to outstanding Options and to the number or kind of shares subject to our Equity Incentive Plan are provided for in the event of a stock split, reverse stock split, stock dividend, share combination or reclassification and certain other types of corporate transactions involving us, including a merger or a sale of all or substantially all of our assets. The maximum number of shares of Class A common stock for which Options may be granted to any employee in any calendar year is currently limited to 100,000 shares.
      Approximately 90 persons are currently participating in our Equity Incentive Plan, including our executive officers and those of our subsidiaries.
      Our Equity Incentive Plan is administered by the compensation committee of our board of directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act (the “equity plan committee”). The equity plan committee is authorized to (i) interpret the provisions of our Equity Incentive Plan and decide all questions of fact arising in its application; (ii) select the employees to whom Options are granted and determine the timing, type, amount, size and terms of each such grant and (iii) make all other determinations necessary or advisable for the administration of our Equity Incentive Plan.
Amendment to Our Equity Incentive Plan
      The amendment to our Equity Incentive Plan increases the number of available shares by an additional 1,000,000 shares (i.e., to 2,500,000 shares) after April 21, 2005 and increases the limit on the number of shares for which options may be granted to an individual in any one year from 100,000 shares to 200,000 shares.
      The share limitation is subject to adjustment upon the occurrence of certain events, including stock dividends (including the March 28, 2005 33 1/3% stock dividend), stock splits, mergers, consolidations, recapitalizations and other capital adjustments. We must reserve out of our authorized but unissued Class A shares or out of shares held in our treasury sufficient shares for the grant of Options to purchase the additional 1,000,000 shares under our Equity Incentive Plan. Options granted under our Equity Incentive Plan that are subsequently forfeited, cancelled or expire will not count against the aggregate share limitation.
      The full text of our Equity Incentive Plan as amended to reflect the increased number of shares is included as Appendix A to this proxy statement.
Incentive Options and Non-Qualified Options
      The exercise price of the shares of Class A common stock subject to Options will be set by the equity plan committee but may not be less than 100% of the fair market value of such shares on the date the Option is granted, as determined by the equity plan committee.
      Options will be evidenced by written agreements in such form not inconsistent with our Equity Incentive Plan as the equity plan committee shall approve from time to time. Each agreement will state the period or periods of time within which the Option may be exercised, provided, however, that no Option may be exercised in whole or in part during the first six months after such Option is granted unless expressly permitted by the equity plan committee. The equity plan committee may accelerate the exercisability of any installments upon such circumstances and subject to such terms and conditions as the equity plan committee deems appropriate. Unless the equity plan committee accelerates exercisability, no Option that is unexercisable at the time of the Optionee’s termination of employment may thereafter become exercisable. No Option may be exercised after ten years from the date of its grant.
      An outstanding Non-Qualified Option that has become exercisable generally terminates up to three years after the termination of employment due to death, retirement or total disability and three months after employment termination for any reason other than retirement, total disability or death. Incentive Stock Options that have become exercisable generally will terminate one year after termination of employment due to total disability or death and three months after an employment termination for any other reason. No Option may be assigned or transferred, except by will or by the applicable laws of descent and distribution. During the lifetime of the optionee, the Option may be exercised only by the optionee.
      The equity plan committee will determine whether Options granted are to be Incentive Stock Options meeting the requirements of Section 422 of the Code. Incentive Stock Options may be granted only to eligible employees. Any such Optionee must own less than 10% of the total combined voting power of us or of any of our subsidiaries unless at the time such Incentive Stock Option is granted the exercise price of the Option is at least 110% of the fair market value of the Class A common stock subject to the Option and, by its terms, the Incentive Stock Option is not exercisable after the expiration of five years from the date of grant. An Optionee may not receive Incentive Stock Options that first become exercisable in any calendar year for shares with an aggregate fair market value determined at the date of grant in excess of $100,000.
      The option price must be paid in full at the time of exercise unless otherwise determined by the equity plan committee. Payment must be made in cash, in shares of Class A common stock or in shares of Class B common stock valued at their then fair market value, or a combination thereof, as determined in the discretion of the equity plan committee. It is the policy of the equity plan committee that any taxes required to be withheld must also be paid at the time of exercise. The equity plan committee may, in its discretion, allow an Optionee to enter into an agreement with our transfer agent or a brokerage firm of national standing whereby the Optionee will simultaneously exercise the Option and sell the shares acquired thereby and either our transfer agent or the brokerage firm executing the sale will remit to us from the proceeds of sale the exercise price of the shares as to which the Option has been exercised.
Amendment and Termination
      Our Equity Incentive Plan will remain in effect until all Options granted under our Equity Incentive Plan have been satisfied by the issuance of shares, except that no Option may be granted under our Equity Incentive Plan after April 18, 2011. Without stockholder approval, no amendments may be made to our Equity Incentive Plan to: (i) materially increase the maximum number of shares that may be issued under our Equity Incentive Plan, except to reflect adjustments in capitalization as described in our Equity Incentive Plan; (ii) materially increase the benefits accruing to participants under our Equity Incentive Plan or (iii) materially modify requirements for eligibility for participation under our Equity Incentive Plan. In all other respects, our Equity Incentive Plan can be amended, modified, suspended or terminated by our board of directors or the equity plan committee, except that no modification, amendment or termination may be made to our Equity Incentive Plan, without the consent of an optionee, if such modification, amendment or termination will negatively affect the rights of the optionee under an Option previously granted.
Federal Income Tax Consequences
      Based on the advice of counsel, we believe that the normal operation of our Equity Incentive Plan should generally have, under the Code and the regulations thereunder, all as in effect on the date of this proxy statement, the principal federal income tax consequences described below. The tax treatment described below does not take into account any changes in the Code or the regulations thereunder that may occur after the date of this proxy statement. The following discussion is only a summary; it is not intended to be all-inclusive or to constitute tax advice, and, among other things, does not cover possible state or local tax consequences. This description may differ from the actual tax consequences of participation in our Equity Incentive Plan.
      An Optionee will not recognize taxable income upon the grant of the Option, nor will we be entitled to any deduction on account of such grant.
      In the case of Non-Qualified Stock Options, the Optionee will recognize ordinary income upon the exercise of the Non-Qualified Stock Option in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. An Optionee exercising a

Non-Qualified Stock Option is subject to federal income tax withholding on the income recognized as a result of the exercise of the Non-Qualified Stock Option. Such income will include any income attributable to any shares issuable upon exercise that are surrendered, if permitted under the applicable stock option agreement, in order to satisfy the federal income tax withholding requirements.
      Subject to the exceptions described herein, the basis of the shares received by the Optionee upon the exercise of a Non-Qualified Stock Option will be the fair market value of the shares on the date of exercise. The Optionee’s holding period will begin on the day after the date on which the Optionee recognizes income with respect to the transfer of such shares, i.e., generally the day after the exercise date. When the Optionee disposes of the shares acquired upon exercise of a Non-Qualified Stock Option, the Optionee will generally recognize capital gain or loss under the Code rules that govern stock dispositions, assuming the shares are held as capital assets, equal to the difference between (i) the selling price of the shares and (ii) the sum of the exercise price and the amount included in the Optionee’s income when the Non-Qualified Stock Option was exercised. Any net capital gain will be taxed at a capital gains rate that depends on how long the shares were held and the Optionee’s tax bracket. Any net capital loss may be used only to offset up to $3,000 per year of ordinary income (reduced to $1,500 in the case of a married individual filing separately) or carried forward to a subsequent year. The use of shares to pay the exercise price of a Non-Qualified Stock Option, if permitted under the applicable stock option agreement, will be treated as a like-kind exchange under Section 1036 of the Code to the extent that the number of shares received on the exercise does not exceed the number of shares surrendered. The Optionee will therefore recognize no gain or loss with respect to the surrendered shares and will have the same basis and holding period with respect to the newly acquired shares (up to the number of shares surrendered) as with respect to the surrendered shares. To the extent the number of shares received exceeds the number surrendered, the fair market value of such excess shares on the date of exercise, reduced by any cash paid by the Optionee upon such exercise, will be includible in the gross income of the Optionee. The Optionee’s basis in such excess shares will equal the fair market value of such shares on the date of exercise, and the Optionee’s holding period with respect to such excess shares will begin on the day following the date of exercise.
      Incentive Stock Options granted under our Equity Incentive Plan are intended to qualify as incentive stock options under Section 422 of the Code. A purchase of shares upon exercise of an Incentive Stock Option will not result in recognition of income at that time, provided the Optionee was our employee or an employee of certain related corporations described in Section 422(a)(2) of the Code during the entire period from the date of grant of the Incentive Stock Option until three months before the date of exercise (increased to 12 months if employment ceased due to permanent disability). The employment requirement is waived in the event of the Optionee’s death. Of course, in all of these situations, the Incentive Stock Option itself may provide a shorter exercise period after employment ceases than the allowable period under the Code. However, the excess of the fair market value of the shares purchased over the exercise price will constitute an item of tax preference. This tax preference will be included in the Optionee’s computation of the Optionee’s alternative minimum tax. The basis of the shares received by the Optionee upon exercise of an Incentive Stock Option is the exercise price. The Optionee’s holding period for such shares begins on the date of exercise.
      If the Optionee does not dispose of the shares issued to the Optionee upon the exercise of an Incentive Stock Option within one year after such issuance or within two years after the date of the grant of such Incentive Stock Option, whichever is later, then any gain or loss realized by the Optionee on a later sale or exchange of such shares generally will be a long-term capital gain or a long-term capital loss equal to the difference between the amount realized upon the disposition and the exercise price, if such shares are otherwise a capital asset in the hands of the Optionee. Any net capital gain will be taxed at a capital gains rate that depends on how long the shares were held and the Optionee’s tax bracket. Any net capital loss may be used only to offset up to $3,000 per year of ordinary income (reduced to $1,500 in the case of a married individual filing separately) or carried forward to a subsequent year. If the Optionee sells the shares during such period (i.e., within two years after the date of grant of the Incentive Stock Option or within one year after the transfer of the shares to the Optionee), the sale will be deemed a

“disqualifying disposition.” In that event, the Optionee will recognize ordinary income for the year in which the disqualifying disposition occurs equal to the amount, if any, by which the lesser of the fair market value of such shares on the date of exercise of such Incentive Stock Option or the amount realized from the sale exceeded the amount the Optionee paid for such shares. In the case of disqualifying dispositions resulting from certain transactions, such as gift or related party transactions, the Optionee will realize ordinary income equal to the fair market value of the shares on the date of exercise minus the exercise price. The basis of the shares with respect to which a disqualifying disposition occurs will be increased by the amount included in the Optionee’s ordinary income. Disqualifying dispositions of shares may also, depending upon the sales price, result in capital gain or loss under the Code rules that govern other stock dispositions, assuming that the shares are held as a capital asset. The tax treatment of such capital gain or loss is summarized above.
      Subject to the exceptions described herein, the use of shares of Class A common stock or Class B common stock already owned by the Optionee to pay the purchase price of an Incentive Stock Option will be treated as a like-kind exchange under Section 1036 of the Code to the extent that the number of shares received on the exercise does not exceed the number of shares surrendered. The Optionee will therefore recognize no gain or loss with respect to the surrendered shares and will have the same basis and holding period with respect to the newly acquired shares (up to the number of shares surrendered) as with respect to the surrendered shares. To the extent that the number of shares received exceeds the number surrendered, the Optionee’s basis in such excess shares will equal the amount of cash paid by the Optionee upon the exercise of the Incentive Stock Option, if any, and the Optionee’s holding period with respect to such excess shares will begin on the date such shares are transferred to the Optionee. However, if payment of the purchase price upon exercise of an Incentive Stock Option is made with shares acquired upon exercise of an Incentive Stock Option before the shares used for payment have been held for the two-year or one-year period described herein, use of such shares as payment will be deemed a “disqualifying disposition” of the shares used for payment subject to the rules described above.
      Under current law, any gain realized by an Optionee, other than long-term capital gain, is taxable at a maximum federal income tax rate of 35%. Under current law, long-term capital gain is taxable at a maximum federal income tax rate of 15%.
      We will be entitled to a tax deduction in connection with an Option under our Equity Incentive Plan in an amount equal to the ordinary income realized by the Optionee at the time such Optionee recognizes such income, including any ordinary income realized by the Optionee upon a “disqualifying disposition” of an Incentive Stock Option as described above.
      The foregoing discussion is only a summary of certain of the federal income tax consequences relating to our Equity Incentive Plan as in effect on the date of this proxy statement. No consideration has been given to the effects of federal estate, state, local and other tax laws upon our Equity Incentive Plan or upon the Optionee or us, which laws will vary depending upon the particular jurisdiction or jurisdictions involved.
Board of Directors’ Recommendation
      Our board of directors unanimously recommends a vote FOR approval of the amendment to our Equity Incentive Plan.
AUDIT AND NON-AUDIT FEES
      Our audit committee approves the fees and other significant compensation to be paid to our independent registered public accountants for the purpose of preparing or issuing an audit report or related work. We provide appropriate funding, as determined by our audit committee, for payment of fees and other significant compensation to our independent registered public accountants. Our audit committee also preapproves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent registered public accountants, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our audit committee delegated to our audit committee chair preapproval authority for non-audit services up to $25,000 subject to subsequent approval by the full audit committee at its next scheduled meeting.
      Our audit committee reviewed and discussed with KPMG LLP the following fees for services rendered for the 2004 fiscal year and considered the compatibility of non-audit services with KPMG LLP’s independence.
      Audit Fees. KPMG LLP, our independent registered public accountants, billed us $227,400 and $823,702 in the aggregate for the fiscal years ended December 31, 2003 and 2004, respectively, in connection with (i) the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2003 and 2004, (ii) an audit of internal control over financial reporting in 2004, (iii) the reviews of our consolidated financial statements included in our Form 10-Q quarterly reports and (iv) services performed in connection with filings of registration statements and offerings.
      Audit-Related Fees. We did not pay any audit-related fees to KPMG LLP during 2003 or 2004.
      Tax Fees. We did not pay any tax fees to KPMG LLP during 2003 or 2004.
      All Other Fees. The aggregate fees billed by KPMG LLP for all other services were $27,500 and $50,000 for statutory actuarial reviews during the fiscal years ended December 31, 2003 and 2004, respectively, and $46,105 for a review of our computer systems security during 2004.
Report of Our Audit Committee
      The following report of our audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.
      Our audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of our audit committee members satisfies the independence requirements of Exchange Act Rule 10A-3 and Nasdaq Rule 4200(a)(15) and complies with the financial literacy requirements thereof. Our board of directors has determined that all three members of our audit committee, Messrs. Bolinger, Lyons and Wampler, satisfy the financial expertise requirements and have the requisite experience as defined by the SEC’s rules. Our board of directors adopted a written charter for our audit committee on June 13, 2000 and amended such charter on March 19, 2004 to comply with new Nasdaq rules. The full text of the audit committee charter as currently in effect can be viewed on our website at http://www.donegalgroup.com. Our audit committee reviews and reassesses the adequacy of its charter on an annual basis.
      The charter of our audit committee specifies that the purpose of our audit committee is to assist our board of directors in:

•	the oversight of our accounting and financial reporting processes and the audits of our financial statements;

•	the preparation of our audit committee’s annual report of required by the disclosure rules of the SEC;

•	the oversight of the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accountants;

•	the selection and retention of our independent registered public accountants;

•	the adequacy of our system of internal controls; and

•	the performance of our independent registered public accountants and of our internal audit function.
      In carrying out these responsibilities, our audit committee, among other things:

•	monitors preparation of quarterly and annual financial reports by our management;

•	supervises the relationship between us and our independent registered public accountants, including having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services and confirming the independence of our independent registered public accountants; and

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of our policies relating to legal and regulatory compliance, ethics and conflicts of interest and review of our internal audit program.
      Our audit committee met 11 times during 2004. Our audit committee schedules its meetings in order to have sufficient time to devote appropriate attention to all of its tasks. When it deems it appropriate, our audit committee holds meetings with our independent registered public accountants and with our internal auditors in executive sessions at which our management is not present.
      As part of its oversight of our financial reporting process, our audit committee reviews all annual and quarterly financial statements and discusses them with our independent registered public accountants and with management prior to the issuance of the statements. During 2004, management and our independent registered public accountants advised our audit committee that each of our financial statements had been prepared in accordance with generally accepted accounting principles, and they reviewed significant accounting and disclosure issues with our audit committee. These reviews included discussion with our independent registered public accountants as to the matters required to be discussed pursuant to Statement of Auditing Standards No. 61 (Communication with Audit Committees), including the accounting principles we employ, the reasonableness of significant judgments made by management and the transparency of our financial statements. Our audit committee discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG LLP to our audit committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee).
      Our audit committee also reviewed methods of enhancing the effectiveness of our internal and disclosure control system. Our audit committee, as part of this process, analyzed steps taken to implement recommended improvements in our internal control procedures.
      Based on our audit committee’s reviews and discussions as described above, the members of our audit committee recommended to the board of directors that the board of directors approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

Submitted By:

Audit Committee

Robert S. Bolinger
John J. Lyons
Richard D. Wampler, II
March 11, 2005

STOCKHOLDER PROPOSALS
      Any stockholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the SEC, wishes to submit a proposal for inclusion in our proxy statement for our 2006 annual meeting of stockholders must deliver such proposal in writing to our Secretary at our principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547, not later than December 26, 2005.
      Pursuant to Section 2.3 of our by-laws, if a stockholder wishes to present at our 2006 annual meeting of stockholders (i) a proposal relating to nominations for and election of directors for consideration by the nominating committee of our board of directors or (ii) a proposal relating to a matter other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, the stockholder must comply with the provisions relating to stockholder proposals set forth in our by-laws, which are summarized below. Written notice of any such proposal containing the information required under our by-laws, as described herein, must be delivered in person, by first class United States mail postage prepaid or by reputable overnight delivery service to our nominating committee to the attention of our Secretary, for nomination proposals only, or to the attention of our Secretary for all other matters, at our principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547 during the period commencing on November 25, 2005 and ending on December 26, 2005.
      A written proposal of nomination for a director must set forth:

•	the name and address of the stockholder who intends to make the nomination (the “Nominating Stockholder”);

•	the name, age, business address and, if known, residence address of each person so proposed;

•	the principal occupation or employment of each person so proposed for the past five years;

•	the number of shares of our capital stock beneficially owned within the meaning of SEC Rule 13d-3 by each person so proposed and the earliest date of acquisition of any such capital stock;

•	a description of any arrangement or understanding between each person so proposed and the Nominating Stockholder with respect to such person’s proposal for nomination and election as a director and actions to be proposed or taken by such person as a director;

•	the written consent of each person so proposed to serve as a director if nominated and elected as a director; and

•	such other information regarding each such person as would be required under the proxy rules of the SEC if proxies were to be solicited for the election as a director of each person so proposed.
      Only candidates nominated by stockholders for election as a member of our board of directors in accordance with our by-law provisions as summarized herein will be eligible for consideration by our nominating committee to be nominated for election as a member of our board of directors at our 2006 annual meeting of stockholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at our 2006 annual meeting of stockholders.
      A written proposal relating to a matter other than a nomination for election as a director must set forth information regarding the matter equivalent to the information that would be required under the proxy rules of the SEC if proxies were solicited for stockholder consideration of the matter at a meeting of stockholders. Only stockholder proposals submitted in accordance with the by-law provisions summarized above will be eligible for presentation at our 2006 annual meeting of stockholders, and any matter not submitted to our board of directors in accordance with such provisions will not be considered or acted upon at our 2006 annual meeting of stockholders.

OTHER MATTERS
      Our board of directors does not know of any matters to be presented for consideration at our annual meeting other than the matters described in the notice of annual meeting, but if any matters are properly presented, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of our board of directors,

Donald H. Nikolaus,
President and Chief Executive Officer
March 23, 2005

APPENDIX A
DONEGAL GROUP INC.
AMENDED AND RESTATED
2001 EQUITY INCENTIVE PLAN FOR EMPLOYEES
      1. Purpose. The purpose of the Donegal Group Inc. Amended and Restated 2001 Equity Incentive Plan (the “Plan”) is to further the growth, development and financial success of Donegal Group Inc. (the “Company”), its parent and the subsidiaries of the Company and its parent by providing additional incentives to those officers and key employees who are responsible for the management of the business and affairs of the Company, its parent and/or subsidiaries of the Company or its parent, which will enable those officers and key employees to participate directly in the growth of the capital stock of the Company. The Company intends that the Plan will facilitate securing, retaining and motivating management employees of high caliber and potential. To accomplish these purposes, the Plan provides a means whereby management employees may receive stock options (“Options”) to purchase shares of the Company’s Class A Common Stock, $.01 par value (the “Class A Common Stock”).
      2. Administration.
      (a) Composition of the Committee. The Plan shall be administered by a committee (the “Committee”), which shall be appointed by, and serve at the pleasure of, the Company’s Board of Directors (the “Board”). The Committee shall be comprised of two or more members of the Board, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the foregoing, from time to time the Board may increase or decrease the size of the Committee, appoint additional members thereof, remove members (with or without cause), appoint new members, fill vacancies or remove all members of the Committee and thereafter directly administer the Plan.
      (b) Authority of the Committee. The Committee shall have full and final authority, in its sole discretion, to interpret the provisions of the Plan and to decide all questions of fact arising in its application; to determine the employees to whom Options shall be granted and the type, amount, size and terms of each such grant; to determine the time when Options shall be granted; and to make all other determinations necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all optionees and all other holders of Options granted under the Plan.
      (c) Authority of the Board. Notwithstanding anything to the contrary set forth in the Plan, all authority granted hereunder to the Committee may be exercised at any time and from time to time by the Board at its election. All decisions, determinations and interpretations of the Board shall be final and binding on all optionees and all other holders of Options granted under the Plan.
      3. Stock Subject to the Plan. Subject to Section 16 hereof, the shares that may be issued under the Plan shall not exceed in the aggregate 2,500,000 shares of Class A Common Stock. Such shares may be authorized and unissued shares or shares issued and subsequently reacquired by the Company. Except as otherwise provided herein, any shares subject to an Option that for any reason expires or is terminated unexercised as to such shares shall again be available under the Plan.
      4. Eligibility To Receive Options. Persons eligible to receive Options under the Plan shall be limited to those officers and other key employees of the Company, its parent and any subsidiary of the Company or its parent (as defined in Section 424 of the Code or any amendment or substitute thereto) who are in positions in which their decisions, actions and counsel significantly impact upon the profitability and success of the Company, its parent or any subsidiary of the Company or its parent. Directors of the Company who are not also officers or employees of the Company, its parent or any subsidiary of the

Company or its parent shall not be eligible to participate in the Plan. Notwithstanding anything to the contrary set forth in the Plan, the maximum number of shares of Class A Common Stock for which Options may be granted to any employee in any calendar year shall be 200,000 shares.
      5. Types of Options. Grants may be made at any time and from time to time by the Committee in the form of stock options to purchase shares of Class A Common Stock. Options granted hereunder may be Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code or any amendment or substitute thereto (“Incentive Stock Options”) or Options that are not intended to so qualify (“Nonqualified Stock Options”).
      6. Option Agreements. Options for the purchase of Class A Common Stock shall be evidenced by written agreements in such form not inconsistent with the Plan as the Committee shall approve from time to time. The Options granted hereunder may be evidenced by a single agreement or by multiple agreements, as determined by the Committee in its sole discretion. Each option agreement shall contain in substance the following terms and conditions:

(a) Type of Option. Each option agreement shall identify the Options represented thereby either as Incentive Stock Options or Nonqualified Stock Options, as the case may be.

(b) Option Price. Each option agreement shall set forth the purchase price of the Class A Common Stock purchasable upon the exercise of the Option evidenced thereby. Subject to the limitation set forth in Section 6(d)(ii) of the Plan, the purchase price of the Class A Common Stock subject to an Incentive Stock Option shall be not less than 100% of the fair market value of such stock on the date the Option is granted, as determined by the Committee, but in no event less than the par value of such stock. The purchase price of the Class A Common Stock subject to a Nonqualified Stock Option shall be not less than 100% of the fair market value of such stock on the date the Option is granted, as determined by the Committee, but in no event less than the par value of such stock. For this purpose, fair market value on any date shall mean the closing price of the Class A Common Stock, as reported in The Wall Street Journal, or if not so reported, as otherwise reported by The Nasdaq Stock Market (“Nasdaq”), or if the Class A Common Stock is not reported by Nasdaq, the fair market value shall be as determined by the Committee pursuant to Section 422 of the Code.

(c) Exercise Term. Each option agreement shall state the period or periods of time within which the Option may be exercised, in whole or in part, as determined by the Committee, provided that no Option shall be exercisable after ten years from the date of grant thereof. The Committee shall have the power to permit an acceleration of previously established exercise terms, subject to the requirements set forth herein, upon such circumstances and subject to such terms and conditions as the Committee deems appropriate.

(d) Incentive Stock Options. In the case of an Incentive Stock Option, each option agreement shall contain such other terms, conditions and provisions as the Committee determines to be necessary or desirable in order to qualify such Option as a tax-favored Option (within the meaning of Section 422 of the Code or any amendment or substitute thereto or regulation thereunder) including without limitation, each of the following, except that any of these provisions may be omitted or modified if it is no longer required in order to have an Option qualify as a tax-favored Option within the meaning of Section 422 of the Code or any substitute therefor:

(i) The aggregate fair market value (determined as of the date the Option is granted) of the Class A Common Stock with respect to which Incentive Stock Options are first exercisable by any employee during any calendar year (under all plans of the Company) shall not exceed $100,000.

(ii) No Incentive Stock Options shall be granted to any employee if at the time the Option is granted to the individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries unless at the time such Option is granted the Option price is at least 110% of the fair market value of the stock subject to the Option and, by its terms, the Option is not exercisable after the expiration of five years from the date of grant.

(iii) No Incentive Stock Options shall be exercisable more than three months (or one year, in the case of an employee who dies or becomes disabled within the meaning of Section 22(e)(3) of the Code or any substitute therefor) after termination of employment.

(e) Substitution of Options. Options may be granted under the Plan from time to time in substitution for stock options held by employees of other corporations who are about to become, and who do concurrently with the grant of such options become, employees of the Company, its parent or a subsidiary of the Company or its parent as a result of a merger or consolidation of the employing corporation with the Company, its parent or a subsidiary of the Company or its parent, or the acquisition by the Company, its parent or a subsidiary of the Company or its parent of the assets or capital stock of the employing corporation. The terms and conditions of the substitute options so granted may vary from the terms and conditions set forth in this Section 6 to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the stock options in substitution for which they are granted.
      7. Date of Grant. The date on which an Option shall be deemed to have been granted under the Plan shall be the date of the Committee’s authorization of the Option or such later date as may be determined by the Committee at the time the Option is authorized. Notice of the determination shall be given to each individual to whom an Option is so granted within a reasonable time after the date of such grant.
      8. Exercise and Payment for Shares. Options may be exercised in whole or in part, from time to time, by giving written notice of exercise to the Secretary of the Company, specifying the number of shares to be purchased. The purchase price of the shares with respect to which an Option is exercised shall be payable in full with the notice of exercise in cash, Class A Common Stock at fair market value, Class B Common Stock at fair market value, or a combination thereof, as the Committee may determine from time to time and subject to such terms and conditions as may be prescribed by the Committee for such purpose. The Committee may also, in its discretion and subject to prior notification to the Company by an optionee, permit an optionee to enter into an agreement with the Company’s transfer agent or a brokerage firm of national standing whereby the optionee will simultaneously exercise the Option and sell the shares acquired thereby through the Company’s transfer agent or such a brokerage firm and either the Company’s transfer agent or the brokerage firm executing the sale will remit to the Company from the proceeds of sale the exercise price of the shares as to which the Option has been exercised.
      9. Rights upon Termination of Employment. In the event that an optionee ceases to be an employee of the Company, its parent or any subsidiary of the Company or its parent for any reason other than death, retirement, as hereinafter defined, or disability (within the meaning of Section 72(m)(7) of the Code or any substitute therefor), the optionee shall have the right to exercise the Option during its term within a period of three months after such termination to the extent that the Option was exercisable at the time of termination, or within such other period, and subject to such terms and conditions, as may be specified by the Committee. In the event that an optionee dies, retires or becomes disabled prior to the expiration of his Option and without having fully exercised his Option, the optionee or the optionee’s successor shall have the right to exercise the Option during its term within a period of one year after termination of employment due to death, retirement or disability to the extent that the Option was exercisable at the time of termination, or within such other period, and subject to such terms and conditions, as may be specified by the Committee. As used in this Section 9, “retirement” means a termination of employment by reason of an optionee’s retirement at or after the optionee’s earliest permissible retirement date pursuant to and in accordance with his employer’s regular retirement plan or personnel practices. Notwithstanding the provisions of Section 6(d)(iii) hereof, if the term of an Incentive Stock Option continues for more than three months after termination of employment due to retirement or more than one year after termination of employment due to death or disability, such Option shall thereupon lose its status as an Incentive Stock Option and shall be treated as a Nonqualified Stock Option.

      10. General Restrictions. Each Option granted under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Class A Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) the satisfaction of any tax payment or withholding obligation, or (iv) an agreement by the recipient of an Option with respect to the disposition of shares of Class A Common Stock, is necessary or desirable as a condition of or in connection with the granting of such Option or the issuance or purchase of shares of Class A Common Stock thereunder, such Option shall not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.
      11. Rights of a Stockholder. The recipient of any Option under the Plan shall have no rights as a stockholder unless and until certificates for shares of Class A Common Stock are issued and delivered to him.
      12. Right to Terminate Employment. Nothing contained in the Plan or in any option agreement entered into pursuant to the Plan shall confer upon any optionee the right to continue in the employment of the Company, its parent or any subsidiary of the Company or its parent or affect any right that the Company, its parent or any subsidiary of the Company or its parent may have to terminate the employment of such optionee.
      13. Withholding. Whenever the Company proposes or is required to issue or transfer shares of Class A Common Stock under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. If and to the extent authorized by the Committee, in its sole discretion, an optionee may make an election, by means of a form of election to be prescribed by the Committee, to have shares of Class A Common Stock that are acquired upon exercise of an Option withheld by the Company or to tender other shares of Class A Common Stock or other securities of the Company owned by the optionee to the Company at the time of exercise of an Option to pay the amount of tax that would otherwise be required by law to be withheld by the Company as a result of any exercise of an Option. Any such election shall be irrevocable and shall be subject to termination by the Committee, in its sole discretion, at any time. Any securities so withheld or tendered will be valued by the Committee as of the date of exercise.
      14. Non-Assignability. No Option under the Plan shall be assignable or transferable by the recipient thereof except by will or by the laws of descent and distribution or by such other means as the Committee may approve. During the life of the recipient, such Option shall be exercisable only by such person or by such person’s guardian or legal representative.
      15. Non-Uniform Determinations. The Committee’s determinations under the Plan (including without limitation determinations of the persons to receive Options, the form, amount and timing of such grants, the terms and provisions of Options, and the agreements evidencing same) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, grants of Options under the Plan whether or not such persons are similarly situated.
      16. Adjustments.
      (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Class A Common Stock covered by each outstanding Option and the number of shares of Class A Common Stock that have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Class A Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Class A Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Class A Common Stock, or any other increase or decrease in the number of issued shares of Class A Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Class A Common Stock subject to an Option.
      (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, all outstanding Options will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its discretion in such instances, declare that any Option shall terminate as of a date fixed by the Committee and give each Option holder the right to exercise his Option as to all or any part of the shares of Class A Common Stock covered by the Option, including shares as to which the Option would not otherwise be exercisable.
      (c) Sale or Merger. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Committee, in the exercise of its sole discretion, may take such action as it deems desirable, including, but not limited to: (i) causing an Option to be assumed or an equivalent option to be substituted by the successor corporation or a parent or subsidiary of such successor corporation, (ii) providing that each Option holder shall have the right to exercise his Option as to all of the shares of Class A Common Stock covered by the Option, including shares as to which the Option would not otherwise be exercisable, or (iii) declaring that an Option shall terminate at a date fixed by the Committee provided that the Option holder is given notice and opportunity to exercise the then exercisable portion of his Option prior to such date.
      17. Amendment. The Committee may terminate or amend the Plan at any time, with respect to shares as to which Options have not been granted, subject to any required stockholder approval or any stockholder approval that the Board may deem to be advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any applicable stock exchange listing requirements. The Committee may not, without the consent of the holder of an Option, alter or impair any Option previously granted under the Plan, except as specifically authorized herein.
      18. Reservation of Shares. The Company, during the term of the Plan, will at all times reserve and keep available such number of shares of Class A Common Stock as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder, shall relieve the Company of any liability for the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.
      19. Effect on Other Plans. Participation in the Plan shall not affect an employee’s eligibility to participate in any other benefit or incentive plan of the Company, its parent or any subsidiary of the Company or its parent. Any Options granted pursuant to the Plan shall not be used in determining the benefits provided under any other plan of the Company, its parent or any subsidiary of the Company or its parent unless specifically provided.
      20. Duration of the Plan. The Plan shall remain in effect until all Options granted under the Plan have been satisfied by the issuance of shares, but no Option shall be granted more than ten years after the earlier of the date the Plan is adopted by the Company or is approved by the Company’s stockholders.
      21. Forfeiture for Dishonesty. Notwithstanding anything to the contrary in the Plan, if the Committee finds, by a majority vote, after full consideration of the facts presented on behalf of both the Company and any optionee, that the optionee has been engaged in fraud, embezzlement, theft, commission of a felony or dishonest conduct in the course of his employment or retention by the Company, its parent or any subsidiary of the Company or its parent that damaged the Company, its parent or any subsidiary of the Company or its parent or that the optionee has disclosed confidential information of the Company, its parent or any subsidiary of the Company or its parent, the optionee shall forfeit all unexercised Options and all exercised Options under which the Company has not yet delivered the certificates. The decision of the Committee in interpreting and applying the provisions of this Section 21 shall be final. No decision of the Committee, however, shall affect the finality of the discharge or termination of such optionee by the Company, its parent or any subsidiary of the Company or its parent in any manner.
      22. No Prohibition on Corporate Action. No provision of the Plan shall be construed to prevent the Company or any officer or director thereof from taking any action deemed by the Company or such officer or director to be appropriate or in the Company’s best interest, whether or not such action could have an adverse effect on the Plan or any Options granted hereunder, and no optionee or optionee’s estate, personal representative or beneficiary shall have any claim against the Company or any officer or director thereof as a result of the taking of such action.
      23. Indemnification. With respect to the administration of the Plan, the Company shall indemnify each present and future member of the Committee and the Board against, and each member of the Committee and the Board shall be entitled without further action on such member’s part to indemnity from the Company for, all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of, any action, suit or proceeding in which he may be involved by reason of his being or having been a member of the Committee or the Board, whether or not he continues to be such member at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by any such member of the Committee or the Board (i) in respect of matters as to which he shall be finally adjudged in any such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as such member of the Committee or the Board; or (ii) in respect of any matter in which any settlement is effected for an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further that no right of indemnification under the provisions set forth herein shall be available to or enforceable by any such member of the Committee or the Board unless, within 60 days after institution of any such action, suit or proceeding, he shall have offered the Company in writing the opportunity to handle and defend same at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Committee or the Board and shall be in addition to all other rights to which such member may be entitled as a matter of law, contract or otherwise.
      24. Miscellaneous Provisions.
      (a) Compliance with Plan Provisions. No optionee or other person shall have any right with respect to the Plan, the Class A Common Stock reserved for issuance under the Plan or in any Option until a written option agreement shall have been executed by the Company and the optionee and all the terms, conditions and provisions of the Plan and the Option applicable to such optionee (and each person claiming under or through him) have been met.
      (b) Approval of Counsel. In the discretion of the Committee, no shares of Class A Common Stock, other securities or property of the Company or other forms of payment shall be issued hereunder with respect to any Option unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements.
      (c) Compliance with Rule 16b-3. To the extent that Rule 16b-3 under the Exchange Act applies to the Plan or to Options granted under the Plan, it is the intention of the Company that the Plan comply in all respects with the requirements of Rule 16b-3, that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention and that, if the Plan shall not so comply, whether on the date of adoption or by reason of any later amendment to or interpretation of Rule 16b-3, the provisions of the Plan shall be deemed to be automatically amended so as to bring them into full compliance with such rule.

      (d) Effects of Acceptance of Option. By accepting any Option or other benefit under the Plan, each optionee and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board and/or the Committee or its delegates.
      (e) Construction. The masculine pronoun shall include the feminine and neuter, and the singular shall include the plural, where the context so indicates.
      25. Stockholder Approval. The exercise of any Option granted under the Plan shall be subject to the approval of the Plan by the stockholders of the Company in accordance with applicable law and regulations.

PROXY

DONEGAL GROUP INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 21, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Daniel J. Wagner and Ralph G. Spontak, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Class A common stock and Class B common stock of Donegal Group Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 1195 River Road, Marietta, Pennsylvania 17547, on April 21, 2005 at 10:00 a.m., and at any adjournment, postponement or continuation thereof, as set forth on the reverse side of this proxy card.

1. Election of Class A Directors, Nominees:	2. Approval of Amendment to 2001 Equity Incentive Plan for Employees

     Robert S. Bolinger
     Patricia A. Gilmartin
     Philip H. Glatfelter, II

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE.

     PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Has Your Address Changed?

☒
Please mark your votes as in this example.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the nominees for Class A Director and FOR Proposal 2.

The Board of Directors recommends a vote FOR the nominees for Class A Director and FOR Proposal 2.

1.	Election of Class A Directors (Please see reverse)

FOR ☐	WITHHELD ☐

☐

For, except vote withheld from the above nominee(s):

2.	Approval of Amendment to 2001 Equity Incentive Plan for Employees	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment, postponement or continuation thereof.

MARK HERE IF AN ADDRESS CHANGE HAS BEEN NOTED ON REVERSE SIDE     ☐

This proxy should be dated, signed by the stockholder exactly as his or her name appears below and returned promptly to EquiServe in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

     Signature:                                                   Date:                       Signature:                                                    Date: